Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is made and entered into on June 27, 2026, by and between Michael Buhle (“Executive”) and Aspira Women’s Health Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, effective as of the first signature thereof and signed by Executive on March 26, 2025 and by the Company on March 27, 2025 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company will terminate effective June 17, 2026 (the “Separation Date”), and the parties wish to resolve all outstanding claims and disputes between them relating to such employment and the termination of such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	Regardless of whether Executive enters into this Agreement and General Release, the Company will pay Executive on the next regularly scheduled payroll date following the Separation Date, (a) any accrued but unpaid base salary from the last payroll period ending prior to or on the Separation Date, (b) any accrued but unused vacation or paid time off, if any, as of the Separation Date, and (c) any reimbursement due to Executive for reasonable business expenses incurred by Executive on or prior to the Separation Date in accordance with the Company’s expense reimbursement policy (collectively, the “Accrued Amounts”). Executive acknowledges and agrees that Executive has otherwise received all salary, wages, commissions, bonuses, and other compensation owed to Executive as of the Separation Date.
2.	Executive and the Company acknowledge and agree that Executive was granted stock option awards with respect to an aggregate of 375,000 shares of common stock of the Company pursuant to the Employment Agreement, the Company’s 2019 Stock Incentive Plan, as amended (the “Plan”), and the applicable stock option award agreements (collectively, the “Equity Documents”). As of the Separation Date, Executive is vested in options covering 35,417 shares and unvested in options covering 339,583 shares. Except as provided in Section 3, the options and any other equity awards held by Executive shall remain subject to the Equity Documents, which provide among other things that all unvested options be forfeited and cancelled as of the Separation Date, and Executive acknowledges and agrees that Executive holds no other equity, equity-based, phantom equity, or similar interests in the Company or any of its subsidiaries or affiliates as of the Separation Date.

3.	In consideration for Executive’s execution of, non-revocation of, and compliance with this Agreement and General Release, including Executive’s waiver and release of claims in Section 11 and Executive’s Continuing Obligations (as defined in Section 6), the Company agrees to provide Executive the following consideration, in each case less applicable taxes and withholdings and subject to the terms of this Agreement and General Release:

(i)	cash severance of Two Hundred Thousand Dollars and Zero Cents ($200,000.00) representing six (6) months of Executive’s base salary (“Severance Pay”), payable in substantially equal installments of Sixteen Thousand Six Hundred Sixty-Seven Dollars and Sixty-Seven Cents ($16,667.67) and in accordance with the Company’s regular

Exhibit 10.1

payroll practices beginning on the first payroll date after the Effective Date (as defined in Section 13) except that if Executive voluntarily chooses to execute this Agreement and General Release on or before June 29, 2026, the Company shall pay Executive Four Thousand Six Hundred Fifteen-Dollars and Thirty-Eight Cents ($4,615.38) of the Severance Pay (“Prorated Amount”) with its July 15, 2026 payroll run; provided that:

a.	if Executive revokes this Agreement and General Release pursuant to Section 13, Executive shall repay the Company the Prorated Amount within five (5) business days;

b.	the final installment shall be Twelve Thousand Fifty-One Dollars and Twenty-Eight Cents ($12,051.28); and

c.	the total amount of the Severance Pay shall not be altered;

(ii) payment by the Company of COBRA premiums for Executive and Executive’s eligible covered dependents for six (6) months following the Separation Date, subject to earlier termination if Executive becomes eligible for reasonably comparable or greater health and dental benefits through other employment; and

(iii) subject to approval by the Compensation Committee or other plan administrator, accelerated vesting of certain of the unvested options described in Section 2, by which Executive’s unvested options covering 64,583 shares at an exercise price of $0.07 per share shall be accelerated and become vested and exercisable as of the Effective Date (as defined in Section 13) (upon vesting, the “Newly Vested Options”), the post-termination exercise period for the Newly Vested Options shall be ninety (90) calendar days, Executive shall remain subject to the Share Restrictions (as defined herein) upon exercise of any Newly Vested Options, and all other unvested options and equity awards, if any, shall be forfeited and cancelled as of the Separation Date. As a condition to, and as part of the consideration for, Executive’s receipt of the Newly Vested Options, and in addition to any restrictions imposed by applicable securities laws, the Company’s insider trading policy, and the Equity Documents, Executive agrees that Executive shall not, directly or indirectly, offer, sell, contract to sell, pledge, or otherwise transfer or dispose of any shares of common stock of the Company acquired upon exercise of any Newly Vested Options (upon acquisition, the “Shares”), except in strict compliance with the following restrictions (collectively, the “Share Restrictions”):

a.	Lock-Up Period. Executive shall not sell, transfer, or otherwise dispose of any Shares for a period of ninety (90) calendar days beginning on, and measured separately from, the date of exercise of the applicable Newly Vested Option (each such 90-day period, a “Lock-Up Period”). A separate Lock-Up Period shall apply to the Shares acquired upon each exercise of the Newly Vested Options.

b.	Daily Volume Limit. Following the expiration of the applicable Lock-Up Period, Executive shall not sell, in the aggregate, more than two-thousand five hundred (2,500) Shares on any single trading day.

c.	Price Floor. Executive shall not sell, or place or maintain any order to sell, any Shares at a price per Share less than $0.45 (the “Price Floor”).

Exhibit 10.1

d.	Approved Broker; Advance Notice. Executive shall conduct all sales of Shares solely through a broker-dealer mutually agreeable to Executive and the Company and confirmed in writing by an authorized representative of the Company, and Executive shall provide written notice to the then-acting CEO of the Company of any proposed sale or other transaction in the Shares no later than the close of business on the business day immediately preceding the trading day on which such sale or transaction is to be effected.

Executive acknowledges and agrees that the Share Restrictions are a material inducement to the Company’s agreement to provide the Newly Vested Options and a condition to Executive’s right to receive and retain such benefit to which he would not otherwise be entitled. The Share Restrictions shall constitute Continuing Obligations (as defined in Section 6) for all purposes of this Agreement and General Release, and the Company may implement and enforce the Share Restrictions through customary means, including the placement of legends on, and the issuance of stop-transfer instructions with respect to, the Shares. Nothing in this Section shall limit any greater restriction imposed by applicable law, the Company’s insider trading policy, or the Equity Documents.

Notwithstanding the foregoing, none of the payments or benefits described in this Section 3 shall be made or begin before the Effective Date (as defined in Section 13) of this Agreement and General Release. Executive acknowledges that Executive would not otherwise be entitled to the foregoing consideration but for Executive’s promises, covenants and agreements in this Agreement and General Release.

4.	The parties intend that the payments and benefits under this Agreement and General Release comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement and General Release shall be interpreted and administered accordingly. To the extent any payment or benefit constitutes nonqualified deferred compensation payable on account of a “separation from service,” such payment or benefit shall not be made or commence unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. If required by Section 409A, any payment to Executive as a “specified employee” shall be delayed until the earliest date permitted under Section 409A, with any delayed amounts paid in a lump sum as soon as administratively practicable after the end of the required delay period. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement and General Release comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

5.	The parties agree that the benefits described in Section 3 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against the Company, its past and present parents, subsidiaries, affiliates, predecessors, successors and assigns, and the respective past and present officers, directors, stockholders, employees, agents, advisors, consultants, insurers, attorneys, benefit plans, fiduciaries and representatives of each of the foregoing, individually and in their official capacities (collectively, the “Releasees”).
6.	By signing this Agreement and General Release, Executive acknowledges and agrees that Executive shall remain subject to all restrictive covenants, confidentiality obligations, proprietary information and invention assignment obligations, nonsolicitation obligations, noninterference obligations, and similar post-employment obligations owed to the Company or any of its affiliates, including, without limitation, the obligations set forth in the Employment Agreement and the

Exhibit 10.1

Proprietary Information and Inventions Agreement entered into between Executive and the Company (the “PIIA” and, collectively, the “Continuing Obligations”). Executive acknowledges and agrees that continued compliance with the Continuing Obligations is a material inducement to the Company’s entry into this Agreement and General Release and a condition to Executive’s right to receive the consideration described in Section 3.
7.	Executive acknowledges and agrees that, effective as of the Separation Date, Executive shall be deemed to have resigned from the position of Chief Executive Officer of the Company and from any and all director, officer, manager, employee, committee, fiduciary, trustee, agent, or other positions Executive holds with the Company or any of its subsidiaries or affiliates, in each case without any further action by Executive, the Company, or any other person; provided that Executive shall execute any additional documents reasonably requested by the Company to evidence or effectuate such resignations.
8.	Nothing in this Agreement and General Release shall be construed as an admission by the Company or any other Releasee of any wrongdoing, liability, or noncompliance with any federal state, city, or local rule, ordinance, statute, common law, or other legal obligation, and the Company and the other Releasees specifically disclaim any liability to or wrongful treatment of Executive.
9.	To the extent permitted by applicable law and subject to Section 12, Executive agrees that Executive will not encourage or assist any person to litigate claims or file administrative charges against the Company or any other Releasee with respect to any claim released by this Agreement and General Release, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process or as otherwise permitted by law. If Executive receives any such subpoena or compulsory legal process, Executive agrees, to the extent legally permitted, to provide prompt written notice to the Company so that the Company may seek to contest or limit the same. If any court has or assumes jurisdiction of any action against the Company or any of its affiliates on behalf of Executive with respect to a released claim, Executive will request that court to withdraw from or dismiss the matter with prejudice to the extent legally permitted. Executive further represents that Executive has reported to the Company in writing any and all work-related injuries that Executive has suffered or sustained during Executive’s employment with the Company or its affiliates.
10.	Executive represents that Executive has not filed any complaints, charges, lawsuits, arbitrations, or other proceedings against the Company or any of its affiliates with the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency (excluding the Securities and Exchange Commission (“SEC”)), any arbitral forum, or any state or federal court; for the avoidance of doubt, this representation does not include, and Executive is not required to disclose to the Company, any claims, complaints, or communications to the SEC. Executive covenants that Executive will not seek to recover on any claim released in this Agreement and General Release, except as expressly permitted by Section 12. Executive represents that he has not made any claims or allegations to the Company or any of its affiliates related to unlawful employment practices, and that none of the payments set forth in this Agreement and General Release are related to any such claims or allegations.
11.	Executive and his heirs, executors, representatives, administrators, agents, and assigns covenant not to sue, and fully and forever release and discharge the Company and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, actions, causes of action, obligations, costs, expenses, attorneys’ fees, and liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with the Company or any of its affiliates or the termination of such employment; provided, however, that nothing in this Agreement and General Release shall waive or release any rights or claims of Executive (i) that arise after Executive signs this Agreement and General Release; (ii) to enforce the terms of this Agreement and General Release; (iii) to receive the Accrued Amounts or the consideration expressly described in Section 3, subject to the terms herein; (iv) for vested benefits, if any, under the terms of the Company’s medical, dental, life insurance or defined contribution

Exhibit 10.1

retirement benefit plans; (v) to indemnification, advancement of expenses, directors’ and officers’ insurance coverage, or any other liability insurance coverage under which Executive was covered during Executive’s employment with the Company or its affiliates, whether pursuant to the Employment Agreement, the Company’s or any affiliate’s governing documents, any indemnification agreement, applicable law, or otherwise; (vi) as a stockholder or holder of vested equity or other securities of the Company or its affiliates, subject to the Equity Documents and this Agreement and General Release; (vii) that by law cannot be waived or released; or (viii) as provided in Section 12. This release includes but is not limited to: any and all claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity (all including any amendments and their respective implementing regulations), including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Equal Pay Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (including but not limited to fiduciary claims), the Family and Medical Leave Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit and Reporting Act, the Immigration Reform and Control Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, the Illinois Gender Violence Act, the Illinois Biometric Information Privacy Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights Act, the Texas Civil Practices and Remedies Code, and any other federal, state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released; any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and any and all claims arising under contract, quasi-contract, or tort law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, violation of biometric and data privacy laws, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress. Executive acknowledges that Executive is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees arising out of or in any way connected with Executive’s employment with the Company or any of its affiliates or the termination of such employment, to the maximum extent permitted by law. This Agreement and General Release is intended to be effective as a general release of and bar to all claims as stated in this Section 11. Executive acknowledges that Executive may later discover claims or facts in addition to or different from those which Executive now knows or believes to exist with regard to the subject matter of this Agreement and General Release, and which, if known or suspected at the time of executing this Agreement and General Release, may have materially affected its terms. Nevertheless, Executive waives any and all claims that might arise as a result of such different or additional claims or facts, to the maximum extent permitted by law.
12.	Nothing in this Agreement and General Release shall be construed to: (a) waive any claim for workers’ compensation or unemployment benefits; (b) waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties; (c) limit Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the

Exhibit 10.1

Occupational Safety and Health Administration, the SEC, or any other federal, state or local governmental agency or commission (“Government Agencies”); (d) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; (e) release claims challenging the validity of this Agreement and General Release under the ADEA; (f) limit Executive’s right to seek or receive an award from the SEC for information provided by the Executive to the SEC; (g) waive any right to testify in an administrative, legislative, arbitral or judicial proceeding, including through a deposition taken in connection with any such proceeding, concerning alleged criminal conduct or alleged unlawful employment practices on the part of the Company or any of its agents or employees, where such testimony is required or requested pursuant to court order, subpoena, or written request from a Government Agency or the legislature; (h) prohibit, prevent, or otherwise restrict any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to any federal, state or local officials for investigation; (i) prohibit, prevent, or otherwise restrict any right to engage in concerted activity to address work-related issues; (j) prohibit Executive from making truthful statements or disclosures regarding unlawful employment practices; (k) prohibit any person, including Executive, from disclosing an act of sexual abuse or facts related to an act of sexual abuse to any other person; or (l) release the Releasees or any of them from any claim that by law cannot be waived or released. Executive expressly waives and agrees to waive any right to recover monetary damages or other individual relief for any released claims in any charge, complaint, lawsuit, or proceeding filed by Executive or anyone else on behalf of Executive, including any and all rights to recover any compensation, damages, or any other form of relief in connection with any charge, complaint, lawsuit, or proceeding brought against the Company or any of the Releasees by any Government Agency, except that this Agreement and General Release does not limit Executive’s right to seek or receive an award from the SEC for information provided by Executive to the SEC.
13.	Executive acknowledges that: (i) Executive is waiving and releasing claims under the ADEA; (ii) Executive has been given at least twenty-one (21) calendar days to consider this Agreement and General Release and consult with an attorney of Executive’s choice, and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (iii) Executive has seven (7) calendar days from the date Executive executes this Agreement and General Release in which to revoke it; and (iv) this Agreement and General Release will not be effective or enforceable, and the amounts and benefits set forth in Section 3 will not be payable or provided, unless the seven-day revocation period ends without revocation by Executive. Executive further acknowledges that the “Effective Date” of this Agreement and General Release shall be the first calendar day after the seven-day revocation period expires without revocation by Executive, and that revocation shall be made by delivery of a written notice of revocation to Jack Fraser at jfraser@aspirawh.com on or before the seventh calendar day after Executive signs this Agreement and General Release.
14.	Executive specifically acknowledges and agrees that: (i) Executive has read this Agreement and General Release in its entirety and understands all of its terms; (ii) Executive has been advised to consult with an attorney of Executive’s choice with regard to this Agreement and General Release; (iii) Executive knowingly, freely, and voluntarily assents to all of the terms and conditions in this Agreement and General Release, including without limitation the waiver, release, and covenants within it; (iv) Executive is signing this Agreement and General Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (v) Executive is not waiving or releasing rights or claims that may arise after Executive signs this Agreement and General Release; and (vi) Executive understands that the waiver and release in this Agreement and General Release is being requested in connection with Executive’s separation of employment from the Company.

Exhibit 10.1

15.	Executive agrees that Executive will treat the existence and terms of this Agreement and General Release as confidential and will not discuss this Agreement and General Release, its terms, or the circumstances surrounding Executive’s separation from service with the Company or any of its affiliates with anyone other than (i) Executive’s counsel, tax advisor, financial advisor, or other professional advisor as necessary to secure professional advice, (ii) Executive’s spouse or immediate family, provided that Executive informs such persons of the confidential nature of this Agreement and General Release, (iii) as may be required by law, regulation, legal process, SEC rule, stock exchange rule, or other governmental requirement, or (iv) as permitted by Section 12.

Subject to Section 12, Executive agrees that he will not disparage or encourage or induce others to disparage the Releasees or make negative statements about the Releasees.  For the purpose of this Section, “disparage” is defined to mean any oral or written communication made to a third party (including, without limitation, any communication posted or made on any internet or social media site, or made to the press, media, newspaper, or employee or officer of the Releasees, or any entity with which the Company has a business relationship) that could reasonably be expected to cause harm to the Releasees. Consistent with Section 12, Executive is not in any way restricted or impeded from communicating with Government Agencies, including the SEC, or otherwise exercising protected rights to the extent such rights cannot be waived by agreement, and Executive is not prevented from complying with any applicable law or regulation or a valid order from a court of competent jurisdiction or an authorized Government Agency, provided that such compliance does not exceed that required by the law, regulation, or order.

16.	In the event of any lawsuit, arbitration, investigation, audit, regulatory inquiry, or other proceeding involving the Company or any of its affiliates that relates to alleged acts or omissions by Executive during Executive’s employment with the Company or its affiliates, Executive agrees to reasonably cooperate with the Company or any of its affiliates at mutually convenient times and locations by voluntarily providing truthful and full information as reasonably necessary for the Company or any of its affiliates to address such matter; provided that the Company shall reimburse Executive’s reasonable expenses (including travel costs) incurred in providing such assistance, subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

17.	This Agreement and General Release shall be binding on the Company and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and their respective heirs, representatives, successors and assigns.
18.	This Agreement and General Release sets forth the entire agreement between the Company and Executive regarding its subject matter and fully supersedes any and all prior agreements or understandings between them regarding such subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair, or terminate Executive’s Continuing Obligations, the Equity Documents, any rights to indemnification or insurance coverage, or any other provision of the Employment Agreement or any other agreement that by its terms survives termination of Executive’s employment, except to the extent expressly modified by this Agreement and General Release. Executive acknowledges and agrees that Executive’s continued adherence to the Continuing Obligations constitutes a material inducement to the Company’s agreement to provide the consideration described in Section 3. If Executive breaches any Continuing Obligation, then, in addition to any other remedies available to the Company, Executive will no longer be entitled to the unpaid portion of the consideration described in Section 3 and Executive shall be required to repay to the Company any portion of such consideration received by Executive prior to such breach, net of any taxes. This Agreement and General Release may only be modified by written agreement signed by Executive and an authorized representative of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement and General Release to be performed

Exhibit 10.1

by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure or delay by either party in exercising any right, power, or privilege under this Agreement and General Release operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
19.	The Company and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court, arbitrator, or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and General Release and the remainder of this Agreement and General Release shall remain in full force and effect.
20.	This Agreement and General Release will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas; provided that the parties agree that the Equity Documents shall be governed by the law specified therein, including Delaware law to the extent provided by the Plan.
21.	Except as otherwise provided in the Employment Agreement, the PIIA, the Equity Documents, or this Agreement and General Release, all disputes, controversies, claims, or causes of action arising out of, relating to, or resulting from Executive’s employment with the Company, the termination of such employment, this Agreement and General Release, or any alleged breach of this Agreement and General Release shall be resolved by binding arbitration in accordance with Section 12 of the Employment Agreement. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the Continuing Obligations or the terms of this Agreement and General Release in any court of competent jurisdiction.
22.	By the Separation Date, Executive must return all property of the Company and its affiliates, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, handheld electronic devices, credit cards, electronically stores documents or files and storage devices, physical files, and any other property of the Company or any of its affiliates that is in Executive’s possession.
23.	The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.
24.	The parties may execute this Agreement and General Release in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement has the same effect as delivery of an executed original of this Agreement and General Release.
25.	EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESITONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT AND GENERAL RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND OTHER RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

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E
Exhibit 10.1

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“COMPANY”

Aspira Women’s Health Inc.

By:/s/ Jack Fraser

Name:Jack Fraser

Title:Interim Chief Executive Officer

Date:June 27, 2026

“EXECUTIVE”

/s/ Michael Buhle

Michael Buhle

Date:June 28, 2026